Filed pursuant to Rule 424(b)(3)
File Nos. 333-283670 and 811-24032

AMG PANTHEON INFRASTRUCTURE FUND, LLC

Supplement dated May 8, 2026, to the Prospectus and Statement of Additional Information, each dated June 9, 2025, as revised April 1, 2026

The following information supplements and supersedes any information to the contrary relating to AMG Pantheon Infrastructure Fund, LLC (the “Fund”) contained in the Fund’s current Prospectus (the “Prospectus”) and Statement of Additional Information (the “SAI”), dated and revised as noted above.

Janice Ince no longer serves as a portfolio manager of the Fund. Andrea Echberg, Paul Barr, Evan Corley, Jérôme Duthu-Bengtzon, Kathryn Leaf, Dinesh Ramasamy, Richard Sem, and Jeff Miller (the “Portfolio Managers”) serve as the portfolio managers jointly and primarily responsible for the day-to-day management of the Fund. All references to and information relating to Ms. Ince as a portfolio manager of the Fund in the Prospectus and SAI are deleted, and all references to the portfolio managers of the Fund refer to the Portfolio Managers.

PLEASE KEEP THIS SUPPLEMENT FOR FUTURE REFERENCE